                                                                    EXHIBIT 3.55

                          CERTIFICATE OF INCORPORATION
                                       OF
                              WEYI TELEVISION, INC.

         The undersigned, a natural person, for the purpose of organizing a corporation for conducting the business and promoting the purposes hereinafter stated, under the provisions and subject to the requirements of the laws of the State of Delaware (particularly Chapter 1, Title 8 of the Delaware Code, and the acts amendatory thereof and supplemental thereto), hereby certifies that:

                                ARTICLE 1. NAME

         The name of this corporation is WEYI Television, Inc.

                     ARTICLE 2. REGISTERED AGENT AND OFFICE

         The address of the initial registered office of this corporation is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808; and the name of the registered agent of the corporation in the State of Delaware is Corporation Service Company, in the County of New Castle.

                               ARTICLE 3. PURPOSE

         The purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the "DGCL").

                               ARTICLE 4. SHARES

         The total number of shares of stock which the corporation shall have the authority to issue is 1,000. The par value of each such shares is $.01. All such shares are of one class and are shares of Common Stock.

                            ARTICLE 5. INCORPORATOR

         The name and address of the incorporator are as follows:

  Name                      Address
  ----                      -------
Eric J. Pan     Covington & Burling
                1201 Pennsylvania Avenue, N.W.
                Washington, DC 20004-2401

                               ARTICLE 6. BYLAWS

         The Board of Directors shall have the power to adopt, amend or repeal the Bylaws of this corporation; provided; however, that the Board of Directors may not repeal or amend any By-law that the stockholders have expressly provided may not be amended or repealed by the Board of Directors. The stockholders shall also have the power to adopt, amend or repeal the Bylaws.

                         ARTICLE 7. BOARD OF DIRECTORS

         The number of Directors of this corporation shall be determined in the manner provided by the Bylaws and may be increased or decreased from time to time in the manner provided therein. Written ballots are not required in the election of Directors.

                          ARTICLE 8. PREEMPTIVE RIGHTS

         Preemptive rights shall not exist with respect to shares of stock or securities convertible into shares of stock of this corporation.

                          ARTICLE 9. CUMULATIVE VOTING

         The right to cumulate votes in the election of Directors shall not exist with respect to shares of stock of this corporation.

             ARTICLE 10. AMENDMENTS TO CERTIFICATE OF INCORPORATION

         This corporation reserves the right to amend or repeal any of the provisions contained in this Certificate of Incorporation in any manner now or hereafter permitted by law, and the rights of the stockholders of this corporation are granted subject to this reservation.

                  ARTICLE 11. LIMITATION OF DIRECTOR LIABILITY

         To the full extent that the DGCL, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of the liability of directors, a director of this corporation shall not be liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment to or repeal of this Article 11 shall not adversely affect any right or protection of a director of this corporation for or with respect to any acts of omissions of such director occurring prior to such amendment or repeal. In addition to any requirements or any other provisions herein or in the terms of any class or series of capital stock having a preference over the common stock of this corporation as to dividends or upon liquidation (and notwithstanding that a lesser percentage may be specified by law), the affirmative vote of the holders of 80% or more of the voting power of the outstanding voting stock of this corporation, voting together as a single class, shall be required to amend, alter or repeal any provision of this Article 11.

              ARTICLE 12. ACTION BY STOCKHOLDERS WITHOUT A MEETING

         Action may be taken by the stockholders of this corporation without a meeting, without prior notice and without a vote, in accordance with the terms of Section 228 of the DGCL.

                         ARTICLE 13. FOREIGN OWNERSHIP

         To the extent deemed necessary or appropriate by the Board of Directors to enable this corporation to engage in any business or activity directly or indirectly conducted by it in compliance with the laws of the United States of America as now in effect or as they may hereafter from time to time be amended, this corporation may adopt such bylaws as may be necessary or advisable to comply with the provisions and avoid the prohibitions of any such law. Without limiting the generality of the foregoing, such bylaws may restrict or prohibit the transfer of shares of capital stock of this corporation to, and the voting of such stock by, aliens or their representatives, or corporations organized under the laws of any foreign country or their representatives, or corporations directly or indirectly controlled by aliens or by any such corporation or representative.

Signed on July 29, 2002.

                                                  /s/ Eric J. Pan
                                                  Eric J. Pan
                                                  Incorporator

                                       3